Bennett Jones LLP 4500 Bankers Hall East, 855 2nd Street SW Calgary, Alberta, T2P 4K7 Cananda T: 403.298.3100 F: 403.265.7219

Exhibit 5.1

January 29, 2021

DIRTT Environmental Solutions Ltd.

7303 – 30th Street SE

Calgary, Alberta T2C 1N6

Dear Sirs/Mesdames:

Re:	DIRTT Environmental Solutions Ltd. – Public Offering of 6.00% Convertible Unsecured Subordinated Debentures

Introduction

We have acted as counsel in Alberta to DIRTT Environmental Solutions Ltd., an Alberta corporation (the “Company”), in connection with the issue and sale by the Company to the Underwriters (as defined below) of (i) on January 25, 2021, CDN$35,000,000 aggregate principal amount of 6.00% convertible unsecured subordinated debentures of the Company, and (ii) on January 29, 2021, pursuant to the exercise of an over-allotment option, CDN$5,250,000 aggregate principal amount of 6.00% convertible unsecured subordinated debentures of the Company (collectively, the “Debentures”), all pursuant to an underwriting agreement (the “Underwriting Agreement”) dated January 11, 2021 between the Company and National Bank Financial Inc., as lead manager and book-runner, Craig-Hallum Capital Group LLC, Raymond James Ltd. and Paradigm Capital Inc. (collectively, the “Underwriters”). The Debentures were offered for sale pursuant to a prospectus supplement dated January 19, 2021 filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the United States Securities Act of 1933, as amended (the “Securities Act”), to the base prospectus dated January 6, 2021 included in the Registration Statement on Form S-3 (Registration No. 333-251660) under the Securities Act initially filed on December 23, 2020 with the Commission (collectively, the “Prospectus”).

The Debentures were issued pursuant to the terms of an indenture (the “Base Indenture”), as supplemented by the first supplemental indenture to the Base Indenture (the “First Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture, the “Debenture Indenture”), each dated as of January 25, 2021 and entered into between the Company and Computershare Trust Company of Canada, as Canadian Trustee, and Computershare Trust Company, National Association, as U.S. Trustee. Each Debenture is convertible into common shares in the capital of the Company (the “Debenture Shares”) in accordance with the Debenture Indenture. All capitalized terms not defined in this opinion letter shall have the terms ascribed thereto in the Underwriting Agreement.

In this opinion letter, the Underwriting Agreement and the Indenture are referred to collectively as the “Documents” and individually as a “Document”.

As to various questions of fact material to our opinions that we have not verified independently, we have relied upon: (a) a certificate of status dated January 28, 2021 in respect of the Company issued pursuant to the Business Corporations Act (Alberta), on which we have relied exclusively in giving the opinion expressed in paragraph 1 below; and (b) a certificate of an officer of the Company on which we have relied as to various matters of fact expressed therein.

In addition, we have considered such questions of law, examined such other documents and conducted such investigations as we have considered necessary to enable us to express the opinions set forth herein.

Applicable Law

We are solicitors qualified to carry on the practice of law in Alberta and we express no opinions as to any laws, or any matters governed by any laws, other than the laws of Alberta and the federal laws of Canada applicable in Alberta that are in effect on the date hereof.

Assumptions

In providing the opinions expressed herein, we have assumed:

(a)

the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies;

(b)

the legal existence, power and capacity of all parties to the Documents other than the Company; the due authorization, execution and delivery of the Documents by all parties thereto other than the Company; and each of the Documents constitutes a legal, valid and binding obligation of the parties thereto, other than the Company, enforceable against each such party in accordance with its terms;

(c)

the Company has received the offering price for the issue of the Debentures in accordance with the terms of the Documents and each of the Canadian Trustee or U.S. Trustee, as applicable, has duly authenticated and delivered the Debentures in accordance with the Debenture Indenture; and

(d)

the indices and filing systems maintained at public offices that we have searched were accurate and complete on the dates of our searches and that such search results, if dated prior to the date hereof, remain accurate and complete as of the date hereof.

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Debentures have been duly authorized, executed and issued and are legal, valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Debenture Indenture.

2.

The Debenture Shares have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Debentures and will be validly issued, fully paid and non-assessable, assuming the issuance of the Debenture Shares upon the conversion of the Debentures on the date hereof in accordance with the terms of the Debenture Indenture.

Qualifications

The validity and enforceability of the Debenture Indenture and the rights and remedies set out therein are subject to the following:

1.

the enforceability of the Debentures and the Debenture Indenture is subject to (i) bankruptcy, insolvency, reorganization, liquidation, arrangement, fraudulent transfer, winding-up, moratorium, fraudulent preference or other laws of general application relating to or affecting the enforcement of the rights of creditors generally; (ii) general principles of equity and public policy; (iii) general principles of equity (including, without limitation, that equitable remedies) may be granted only in the discretion of a court of competent jurisdiction and principles of public policy; (iv) the discretion and powers of courts; (v) laws regarding the limitations of actions; (vi) the discretion and powers of courts, including the powers of a court to grant relief against penalties and forfeitures or to stay proceedings before it and to stay executions and judgments; (vii) limitations on the payment of interest under the Criminal Code (Canada) or Judgement Interest Act (Alberta); and (viii) Canadian courts will not give a monetary judgment in any currency other than that of Canada and such judgment may be based on a rate of exchange in existence on a day other than the date of payment of such judgment;

2.

we express no opinion as to the enforceability of any provision of the Debentures or the Debenture Indenture (i) directly or indirectly purporting to exclude unwritten variations, modifications, amendments, waivers or consents or to establish evidentiary standards; (ii) purporting to make the Company responsible for any actions or omissions of any of the Canadian Trustee, the U.S. Trustee, the holders of the Debentures, or their agents or purporting to relieve any of the Canadian Trustee, the U.S. Trustee, the holders of the Debentures or their agents from the consequence of their own negligence or responsibility for their own acts; (iii) which grants rights to any person not a party thereto; or (iv) which grants a power of attorney in favour of another party; and

3.

an Alberta court may decline jurisdiction in an action or proceeding to enforce the Debentures or the Debenture Indenture on the basis that it is not a convenient forum or that concurrent or prior proceedings have been brought elsewhere, notwithstanding the provisions of any of the Debentures or the Debenture Indenture purporting to waive the right to raise any such objection to the jurisdiction of an Alberta court.

Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of the firm’s name under the headings “Certain Canadian Federal Income Tax Considerations To Non-Residents Of Canada” and “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Bennett Jones LLP
Bennett Jones LLP